Exhibit 10.1
August 31, 2011

FROM:	Western Refining Southwest, Inc. ATTN: Patt Wolfe, Contract Admin. 1250 W. Washington St. #101 Tempe, AZ 85281	TO:	Resolute Natural Resources Company, LLC ATTN: Pat Flynn 1675 Broadway Denver, CO 80231 and Navajo Nation Oil and Gas Company ATTN: Wilson Groen P.O. Box 4439 Window Rock, AZ 86515
CRUDE OIL PURCHASE AGREEMENT
Western Contract # ____________
This Agreement is entered into between Resolute Natural Resources Company, LLC (“Resolute” or “Seller”) and Western Refining Southwest, Inc. as Buyer (“Western Southwest” or “Buyer”) for the sale and purchase of crude oil under the terms and conditions set forth below. This contract covers volumes of crude oil owned by Seller as well as volumes owned by Navajo Nation Oil and Gas Company (“NNOGC”) and committed to this Agreement with NNOGC’s acknowledgement and consent as set forth below.

Seller:	Resolute, on behalf of itself and NNOGC

Buyer:	Western Southwest

Quantity:	Buyer shall purchase from Seller the following volumes of crude oil during the respective Term (Base Volume Term or Additional Volume Term, as applicable) to such volumes:

Base Volume
The percentage of crude oil production owned by Resolute and NNOGC from the lease units in San Juan County, Utah as reflected on Exhibit A (the “Lease Units”), if available, up to 8,000 barrels per day (“Base Volume”).

Additional Volume
Up to an additional 3,000 barrels per day of crude oil owned by Resolute and NNOGC from the Lease Units, if available, (“Additional Volume”).

Product & Quality:	Four Corners Sweet Crude Oil

Term:	This Agreement has two applicable terms, that applicable to the Base Volume, and that applicable to the Additional Volume.

With respect to the Base Volume, the term of this Agreement shall be two years, commencing on August 1, 2011, and ending on July 31, 2013 (the “Initial Base Volume Term”). This Agreement will continue automatically with respect to the Base Volume after the Initial Base Volume Term on a month-to-month basis unless and until terminated by either Party with one hundred-eighty (180) days prior written notice of termination. Under this Agreement the Initial Base Volume Term, together with any month-to-month continuation thereafter shall be referred to collectively as the “Base Volume Term.”

With respect to the Additional Volume, the term of this Agreement shall be six calendar months, commencing on August 1, 2011, and ending on February 1, 2012 (the “Initial Additional Volume Term”). This Agreement will continue automatically with respect to the Additional Volume after the Initial Additional Volume Term on a month-to-month basis unless and until terminated by either Party with one hundred-twenty (120) days prior written notice of termination. Under this Agreement the Initial Additional Volume Term, together with any month-to-month continuation thereafter shall be referred to collectively as the “Additional Volume Term.” The period during which either the Base Volume Term or the Additional Volume Term is in effect shall be referred to as the “Term.”

Any notice of termination in which a party elects to terminate the Additional Volume Term shall not automatically serve as a notice to terminate the Base Volume Term. Any notice of termination pursuant to which a party elects to terminate the Base Volume Term shall also automatically serve as a notice to terminate the Additional Volume Term.

Notwithstanding the foregoing, at any time during the Term of this Agreement, Western Southwest may terminate this Agreement in its entirety upon sixty (60) days written notice to Seller in the event that the Navajo Nation takes the position that any portion of the Western Southwest and/or Western Refining Pipeline Company (“Western Pipeline”) right-of-ways that Western Southwest or Western Pipeline utilizes to deliver Resolute Volumes to the Gallup refinery is not valid and Western Refining and/or Western Pipeline (a) are unable to use such right-of-ways, or, (b) the Navajo Nation asserts that Western Southwest or Western Pipeline is in trespass regarding such right-of-ways.

Seller may also terminate this Agreement in its entirety at any time that the guarantee of Western Refining, Inc. (“Western”) substantially in the form of Exhibit B is revoked or the amount guaranteed is less than the amount of exposure to Seller; provided that Seller has given Buyer and Western written notice that the guarantee is less than the amount of exposure to Seller and Western has not, within thirty (30) days modified the guarantee to exceed the amount of exposure to Seller.

Price:	All Volumes sold pursuant to this contract shall be priced at the NYMEX trading days average for the current (delivery) calendar month less a discount of $6.25 per barrel. Resolute shall also pay any CPI-based cost of service increases during the term of this Agreement in the Running Horse tariff between Aneth and Bisti, New Mexico, plus equivalent amounts (“Gallup Cost Increase”) for assumed equivalent increased costs in the Western pipeline from Bisti to the Gallup refinery.

Delivery:	FOB at the Lease Units.

Division Order:	Based on existing Division Orders, which will be provided to Western Southwest by Seller.

Payment:	Due and payable on the 20th day of the month which immediately follows the month of delivery provided that Seller has submitted all necessary substantiating documents incident to the transaction for each volume delivered and an invoice for which sums are due. Payment shall be made via wire transfer on or before the due date to a bank designated on Seller’s invoice in immediately available federal funds.

Late Payment:	Any amount payable for any of the Product sold hereunder or otherwise payable by Buyer to Seller hereunder shall, if not paid when due, bear interest from the due date (inclusive) until the date full payment is received by Seller (exclusive) at a rate equal to the lesser of: (a) one percent (1%) above the prime rate in effect at the opening of business on the due date at the major lending institutions as quoted in the “Money Rates” section of the Wall Street Journal; or (b) the maximum rate of interest permitted under applicable law. Buyer shall pay such interest within five (5) calendar days following its receipt of an invoice for such interest via wire transfer or immediately available federal funds to Seller’s designated bank. To help ensure payment to Seller hereunder, Buyer’s ultimate parent will provide a Parent Guaranty in the form of Exhibit B.

Credit:	Omitted.

Audit rights:	Each Party shall have the right at all reasonable times, upon written request, to audit all records of the other Party pertinent to this agreement to verify such Party’s compliance with the terms and conditions of this agreement. Notwithstanding the foregoing, each Party shall be entitled to protect the confidentiality of any information that it considers proprietary. If any audit conducted pursuant to this section reveals that there was an inaccuracy or omission in the invoices submitted under this agreement, the Parties shall, within ten (10) days of a request by either Party therefore, meet to discuss the adjustments and/or payments that would be necessary to correct such inaccuracy or omission; provided however, that no adjustments and/or payments shall be made in respect of any inaccuracy or omission first alleged after the second anniversary of the date of the invoice containing such inaccuracy or omission.

Contacts:

	Western Southwest:		SELLER
Scheduling / Nominations	Sunny Leung	FAX: 602.683.5703	Pat Flynn	FAX: 303.623.3628

Contracts / Documents	Patt Wolfe	FAX: 602.683.5655	Pat Flynn	FAX: 303.623.3628

Invoice / Payments	Mary Ellen O’Brien	FAX: 915.534.2665	Jim Tuell	FAX: 303.623.3628

Rail Facility:	At Resolute’s option, exercised at any time during the term of this Agreement, Western Southwest will be required to build, within nine months from Resolute’s notice of exercise, the capability to load up to 3,000 bpd of crude oil into rail cars at Western Southwest’s Gallup refinery (“Rail Facility”). Resolute will pay 50 percent of the costs associated with design and construction of the Rail Facility upon invoice by Western Southwest, Resolute’s share not to exceed $500,000. At any time, and from time to time, after Resolute’s notice of exercise and Western Southwest’s subsequent construction of the Rail Facility, Resolute may elect by notice to Western Southwest to enter into the Buy/Sell arrangement described below, with respect to the following Additional Volume, not to exceed 3,000 bpd:

A. Volumes not subject to sale to Western Southwest under this Agreement;

B. Volumes produced during periods when Western Southwest’s Gallup refinery is unable to process or otherwise does not take Resolute Volumes.

Provided, Western Southwest’s obligation to enter into the Buy/Sell arrangement provided for in this section is conditioned upon there being adequate pipeline capacity between Bisti and Gallup to physically transport these additional barrels; or, provided Resolute agrees to pay all costs necessary to increase pipeline capacity as necessary to transport these additional barrels.

The Buy/Sell arrangement would be an industry customary arrangement with Resolute providing for Western Southwest to buy the relevant barrels at either Aneth Field or Western Southwest’s Bisti Station (at Resolute’s election) and sell these barrels to Resolute in Gallup loaded in rail cars supplied by Resolute at Western Southwest’s Gallup refinery. The differential cost to Resolute for this service shall be $2.50 per barrel if the Buy/Sell is initiated at Bisti. If the Buy/Sell is initiated at Aneth, the differential cost to Resolute for this service shall be $2.50 per barrel plus the Running Horse tariff from Aneth to Bisti. The differential will be adjusted annually beginning January 1, 2012 by the Gallup Cost Increase.

The Buy/Sell will contain industry standard pipeline loss allowances and will provide for the sale to Resolute to occur at the point the crude oil passes the flange to the rail cars. Resolute will be solely responsible for providing and arranging for switching of the rail cars. Miscellaneous:

A.   Where not in conflict with the express terms hereof, this Agreement shall be governed by the Conoco General Terms and Conditions dated January 1, 1993, as amended by Amendment dated August 1, 2009 (the “Conoco GTCs”) as appended hereto as Exhibit C, with the term “Special Terms of this Agreement” meaning the terms of this Agreement other than such Conoco GTCs. The terms of this Agreement will control to the extent there is any conflict between the terms of this Agreement and the Conoco GTCs.

B.   Seller represents and warrants unto Buyer that Seller has full right and authority to enter into this Agreement with respect to all of the crude oil volumes to be delivered hereunder, and Seller agrees to fully indemnify, defend (using counsel reasonably acceptable to Buyer) and hold harmless Buyer and its parent, affiliate and subsidiary entities, from and against any claim, action, suit, demand or complaint (of any nature whatsoever) which any government entity, any interest owner in any well or lease, or any other third-party may bring related to this warranty.

C. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, representatives, successors and permitted assigns.

D.   Neither Party nor any subcontractor or vendor of either Party shall give or receive any commission, fee, rebate, or gift or entertainment of significant cost or value in connection with this Agreement, or enter into any business arrangement with any director, employee or agent of the other Party or its parent or affiliated entities other than as a representative of the Party to this Agreement, without the other Party’s prior written agreement. Each Party shall promptly notify the other of any violation of this paragraph.

E.   In the event that either Party is required or desires to give notice to the other Party under the terms of this Agreement, such notice shall be given by certified or registered first-class mail, return receipt requested, or by delivery by a nationally recognized overnight courier (i.e. FedEx) to the addresses listed on page 1 of this Agreement. The Parties may change the contact addresses upon providing written notice to the other Party.

F.   If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

This Agreement, together with the Conoco GTCs, represents the entire agreement of the Parties and there are no other promises, representations, warranties, or reciprocal agreements affecting, incidental to, conditional upon, or related to this agreement and all previous understandings and agreements, whether oral or written, regarding the subject matter hereof are superseded by and merged into this Agreement.
Please confirm acceptance of this agreement by return fax to: Attn: Patt Wolfe, at (602) 683-5655. Thank you for your help in arranging for this Agreement.

BUYER:		SELLER:

Western Refining Southwest, Inc.		Resolute Natural Resources Company, LLC

By:	/s/ Mark J. Smith	By:	/s/ James M. Piccone
Printed Name:	Mark J. Smith	Printed Name:	James M. Piccone
Title:	President - Refining & Marketing	Title:	President
Date:	8/31/11	Date:	8/31/11

Navajo Nation Oil and Gas Company, a/k/a Navajo Nation Oil & Gas Company, Inc. (“NNOGC”) hereby acknowledges and agrees that its crude oil volumes covered by this Agreement are validly committed to sale pursuant to the terms of this Agreement.

Navajo Nation Oil and Gas Company

By:	/s/ Wilson Groen
Printed Name:	Wilson Groen
Title:	President & CEO
Date:	8/31/11

EXHIBIT A

Lease Name	County/State	Percentage
Aneth Unit	San Juan, Utah	0.74503856
McElmo Creek Unit	San Juan, Utah	0.82136043
Ratherford Unit	San Juan, Utah	0.68012156

Effective January 1, 1993
Supersedes November 1983 General Provisions

EXHIBIT B
FORM OF CONTINUING GUARANTY OF WESTERN REFINING, INC.
GUARANTY
     IN CONSIDERATION of Resolute Natural Resources Company, LLC and all its subsidiaries and affiliates (hereinafter referred to as “Creditor”), extending credit to Western Refining Southwest, Inc. and all its subsidiaries, affiliates, and divisions, including Western Refining Wholesale, Inc., (hereinafter referred to as “Debtor”), and other good and sufficient consideration to the undersigned accruing, the undersigned hereby gives this Guaranty to Creditor for payment in full of any and all indebtedness of the said Debtor to the said Creditor whether on open account or evidenced by note, secured or unsecured, due and owing at the present time, or that may hereafter be due and owing by said Debtor to said Creditor, up to a maximum amount at any time due and owing of Fifty Million Dollars ($50,000,000). And, it is further agreed that if said bills are not paid when due, subject to all defenses the Debtor has, excluding insolvency and/or bankruptcy, the undersigned will pay the same upon notice and demand. The undersigned’s obligation under this Guaranty is a guaranty of payment and not of collection.
     The undersigned, Western Refining, Inc., a Delaware corporation (the “Guarantor”) for itself, its successors and assigns, agrees that it is financially interested in the said Debtor and agrees to be held responsible for said payment obligations, precisely as if the same had been contracted and due and owing by the undersigned itself, and agrees to pay said obligations upon notice and on demand, for any balance that may be due and payable at any time for the products sold and furnished by said Creditor to the said Debtor, subject to all defenses the Debtor has, excluding insolvency and/or bankruptcy. This Guaranty shall extend to and cover all renewals of any claims or demands guaranteed under this instrument, or the extension of time of payment thereof, or any other modification of terms between Debtor and Creditor.
     This Guaranty shall be a continuing guaranty, unless the Guarantor shall have given notice of revocation in writing to the Creditor addressed as follows: “Resolute Natural Resources Company, LLC, 1675 Broadway, Suite 1950, Denver, CO 80202, Attention: James M. Piccone,” and such notice shall have been received by the Creditor from the Guarantor. Such revocation, when made, shall have no effect on the Guarantor’s obligations with respect to transactions previously entered into, and shall apply only to obligations incurred by Debtor after thirty (30) days following actual receipt of such notice of revocation, and any payments thereafter made by Debtor shall be applied as the Creditor may elect. This Guaranty shall also terminate upon termination of the Crude Oil Purchase Agreement and payment of all amounts due under that contract to Creditor. This Guaranty supersedes and replaces any prior Guaranties signed by the undersigned parties or their predecessor entities, related to the same obligations hereunder.
     Guarantor hereby waives (a) notice of acceptance of the Guaranty by Creditor, (b) notice of purchases, sales, and deliveries of oil and/or condensate by or to Debtor, the amounts and terms of such transactions, and any modifications thereof, (c) notice of any extension of time for
Effective January 1, 1993
Supersedes November 1983 General Provisions

the payment of sums due and payable to Creditor and (d) suretyship defenses otherwise available to the undersigned. This Guaranty shall inure to the benefit of the Creditor, its successors and assigns, and can be modified only by a written instrument signed by Creditor and the undersigned. This Guaranty shall be governed by and construed in accordance with the Laws of the State of Texas.
     IN WITNESS WHEREOF, the undersigned corporation has signed this Guaranty as Guarantor this 31st day of August, 2011.

WESTERN REFINING, INC. (a Delaware corporation)

By:	/s/ Jeff A. Stevens
Jeff A. Stevens
President and CEO

By:	/s/ Jeffrey S. Beyerdorfer
Name:	Jeffrey S. Beyerdorfer
Title:	Senior Vice President and Treasurer

Effective January 1, 1993
Supersedes November 1983 General Provisions

EXHIBIT C
CONOCO’S GENERAL TERMS AND CONDITIONS
GENERAL PROVISIONS
DOMESTIC CRUDE OIL AGREEMENTS
A. Measurement and Tests: All measurements hereunder shall be made from static tank gauges on 100 percent tank table basis or by positive displacement meters. All measurements and tests shall be made in accordance with the latest ASTM or ASME-API (Petroleum PD Meter Code) published methods then in effect, whichever apply. Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 in their latest revision. The crude oil delivered hereunder shall be marketable and acceptable in the applicable common or segregated stream of the carriers involved but not to exceed 1% S&W. Full deduction for all free water and S&W content shall be made according to the API/ASTM Standard Method then in effect. Either party shall have the right to have a representative witness all gauges, tests and measurements. In the absence of the other party’s representative, such gauges, tests and measurements shall be deemed to be correct.
B. Warranty: The Seller warrants good title to all crude oil delivered hereunder and warrants that such crude oil shall be free from all royalties, liens, encumbrances and all applicable foreign, federal, state and local taxes.
     Seller further warrants that the crude oil delivered shall not be contaminated by chemicals foreign to virgin crude oil including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead. Buyer shall have the right, without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of crude oil which are found to be so contaminated, even after delivery to Buyer.
C. Rules and Regulations: The terms, provisions and activities undertaken pursuant to this Agreement shall be subject to all applicable laws, orders and regulations of all governmental authorities. If at any time a provision hereof violates any such applicable laws, orders or regulations, such provision shall be voided and the remainder of the Agreement shall continue in full force and effect unless terminated by either party upon giving written notice to the other party hereto. If applicable, the parties hereto agree to comply with all provisions (as amended) of the Equal Opportunity Clause prescribed in 41 C.F.R. 60-1.4; the Affirmative Action Clause for disabled veterans and veterans of the Vietnam Era prescribed in 41 C.F.R. 60-250.4; the Affirmative Action Clause for Handicapped Workers prescribed in 41 C.F.R. 60-741.4; 48 C.F.R. Chapter 1 Subpart 19.7 regarding Small Business and Small Disadvantaged Business Concerns; 48 C.F.R. Chapter 1 Subpart 20.3 regarding Utilization of Labor Surplus Area Concerns; Executive Order 12138 and regulations thereunder regarding subcontracts to women-owned business concerns; Affirmative Action Complicance Program (41 C.F.R. 60-1.40); annually file SF-100 Employer Information Report (41 C.F.R. 60-1.7); 41 C.F.R. 60-1.8 prohibiting segregated facilities; and the Fair Labor Standards Act of 1938 as amended, all of which are incorporated in this Agreement by reference.
D. Hazard Communication: Seller shall provide its Material Safety Data Sheet (“MSDS”) to Buyer. Buyer acknowledges the hazards and risks in handling and using crude oil. Buyer shall read the MSDS and advise its employees, its affiliates, and third parties, who may purchase or come into contact with such crude oil, about the hazards of crude oil, as well as the precautionary procedures for handling said crude oil, which are set forth in such MSDS and any supplementary MSDS or written warning(s) which Seller may provide to Buyer from time to time.
E. Force Majeure: Except for payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, acts in furtherance of the International Energy Program, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party. Any such failures to perform shall be remedied with all reasonable dispatch, but neither party shall be required to supply substitute quantities from other sources of supply. Failure to perform due to events of Force Majeure shall not extend the terms of this Agreement.
     Notwithstanding the above, and in the event that the Agreement is an associated purchase/sale, or exchange of crude oil, the parties shall have the rights and obligations described below in the circumstances described below:
Effective January 1, 1993
Supersedes November 1983 General Provisions

     (1) If, because of Force Majeure, the party declaring Force Majeure (the “Declaring Party”) is unable to deliver part or all of the quantity of crude oil which the Declaring Party is obligated to deliver under the Agreement or associated contract, the other party (the “Exchange Partner”) shall have the right but not the obligation to reduce its deliveries of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to deliver.
     (2) If, because of Force Majeure, the Declaring Party is unable to take delivery of part or all of the quantity of crude oil to be delivered by the Exchange Partner under the Agreement or associated contract, the Exchange Partner shall have the right but not the obligation to reduce its receipts of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to take delivery of.
F. Payment: Unless otherwise specified in the Special Provisions of this Agreement, Buyer agrees to make payment against Seller’s invoice for the crude oil purchased hereunder to a bank designated by Seller in U.S. dollars by telegraphic transfer in immediately available funds. Unless otherwise specified in the Special Provisions of this Agreement, payment will be due on or before the 20th of the month following the month of delivery. If payment due date is on a Saturday or New York bank holiday other than Monday, payment shall be due on the preceding New York banking day. If payment due date is on a Sunday or a Monday New York bank holiday, payment shall be due on the succeeding New York banking day.
     Payment shall be deemed to be made on the date good funds are credited to Seller’s account at Seller’s designated bank.
     In the event that Buyer fails to make any payment when due, Seller shall have the right to charge interest on the amount of the overdue payment at a per annum rate which shall be two percentage points higher than the published prime lending rate of Morgan Guaranty Trust Company of New York on the date payment was due, but not to exceed the maximum rate permitted by law.
G. Financial Responsibility: Notwithstanding anything to the contrary in this Agreement, should Seller reasonably believe it necessary to assure payment, Seller may at any time require, by written notice to Buyer, advance cash payment or satisfactory security in the form of a Letter or Letters of Credit at Buyer’s expense in a form and from a bank acceptable to Seller to cover any or all deliveries of crude oil. If Buyer does not provide the Letter of Credit on or before the date specified in Seller’s notice under this section, Seller or Buyer may terminate this Agreement forthwith. However, if a Letter of Credit is required under the Special Provisions of this Agreement and Buyer does not provide same, then Seller only may terminate this Agreement forthwith. In no event shall Seller be obligated to schedule or complete delivery of the crude oil until said Letter of Credit is found acceptable to Seller.
     Each party may offset any payments or deliveries due to the other party under this or any other agreement between the parties.
     If a party to this Agreement (the “Defaulting Party”) should (1) become the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (2) become generally unable to pay its debts as they become due, or (3) make a general assignment for the benefit of creditors, the other party to this Agreement may withhold shipments without notice.
H. Liquidation:
     (1) Right to Liquidate. At any time after the occurrence of one or more of the events described in the third paragraph of Section G, Financial Responsibility, the other party to the Agreement (the “Liquidating Party”) shall have the right, at its sole discretion, to liquidate this Agreement by terminating this Agreement. Upon termination, the parties shall have no further rights or obligations with respect to this Agreement, except for the payment of the amount(s) (the “Settlement Amount” or “Settlement Amounts”) determined as provided in Paragraph (3) of this section.
     (2) Multiple Deliveries. If this Agreement provides for multiple deliveries of one or more types of crude oil in the same or different delivery months, or for the purchase or exchange of crude oil by the parties, all deliveries under this Agreement to the same party at the same delivery location during a particular delivery month shall be considered a single commodity transaction (“Commodity Transaction”) for the purpose of determining the Settlement Amount(s). If the Liquidating Party elects to liquidate this Agreement, the Liquidating Party must terminate all Commodity Transactions under this Agreement.
     (3) Settlement Amount. With respect to each terminated Commodity Transaction, the Settlement Amount shall be equal to the contract quantity of crude oil, multiplied by the difference between the contract price per barrel specified in this Agreement (the “Contract Price”) and the market price per barrel of crude oil on the date the Liquidating Party terminates this Agreement (the “Market Price”). If the Market Price exceeds the Contract Price in a Commodity Transaction, the selling party shall pay the Settlement Amount to the buying party. If the Market Price is less than the Contract Price in a Commodity Transaction, the buying party shall pay the Settlement Amount to the selling party. If the Market Price is equal to the Contract Price in a Commodity Transaction, no Settlement Amount shall be due.
Effective January 1, 1993
Supersedes November 1983 General Provisions

     (4) Termination Date. For the purpose of determining the Settlement Amount, the date on which the Liquidating Party terminates this Agreement shall be deemed to be (a) the date on which the Liquidating Party sends written notice of termination to the Defaulting Party, if such notice of termination is sent by telex or facsimile transaction; or (b) the date on which the Defaulting Party receives written notice of termination from the Liquidating Party, if such notice of termination is given by United States mail or a private mail delivery service.
     (5) Market Price. Unless otherwise provided in this Agreement, the Market Price of crude oil sold or exchanged under this Agreement shall be the price for crude oil for the delivery month specified in this Agreement and at the delivery location that corresponds to the delivery location specified in this Agreement, as reported in Platt’s Oilgram Price Report (“Platt’s”) for the date on which the Liquidating Party terminates this Agreement. If Platt’s reports a range of prices for crude oil on that date, the Market Price shall be the arithmetic average of the high and low prices reported by Platt’s. If Platt’s does not report prices for the crude oil being sold under this Agreement, the Liquidating Party shall determine the Market Price of such crude oil in a commercially reasonable manner, unless otherwise provided in this Agreement.
     (6) Payment of Settlement Amount. Any Settlement Amount due upon termination of this Agreement shall be paid in immediately available funds within two business days after the Liquidating Party terminates this Agreement. However, if this Agreement provides for more than one Commodity Transaction, or if Settlement Amounts are due under other agreements terminated by the Liquidating Party, the Settlement Amounts due to each party for such Commodity Transactions and/or agreements shall be aggregated. The party owing the net amount after such aggregation shall pay such net amount to the other party in immediately available funds within two business days after the date on which the Liquidating Party terminates this Agreement.
     (7) Miscellaneous. This section shall not limit the rights and remedies available to the Liquidating Party by law or under other provisions of this Agreement. The parties hereby acknowledge that this Agreement constitutes a forward contract for purposes of Section 556 of the U.S. Bankruptcy Code.
I. Equal Daily Deliveries: For pricing purposes only, unless otherwise specified in the Special Provisions, all crude oil delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such month.
J. Exchange Balancing: If volumes are exchanged, each party shall be responsible for maintaining the exchange in balance on a month-to-month basis, as near as pipeline or other transportation conditions will permit. In all events upon termination of this Agreement and after all monetary obligations under this Agreement have been satisfied, any volume imbalance existing at the conclusion of this Agreement of less than 1,000 barrels will be declared in balance. Any volume imbalance of 1,000 barrels or more, limited to the total contract volume, will be settled by the underdelivering party making delivery of the total volume imbalance in accordance with the delivery provisions of this Agreement applicable to the underdelivering party, unless mutually agreed to the contrary. The request to schedule all volume imbalances must be confirmed in writing by one party or both parties. Volume imbalances confirmed by the 20th of the month shall be delivered during the calendar month after the volume imbalance is confirmed. Volume imbalances confirmed after the 20th of the month shall be delivered during the second calendar month after the volume imbalance is confirmed.
K. Delivery, Title, and Risk of Loss: Delivery, title, and risk of loss of the crude oil delivered hereunder shall pass from Seller to Buyer as follows: For lease delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the Seller’s lease/unit storage tanks or processing facilities to the Buyer’s carrier. Title to and risk of loss of the crude oil shall pass from Seller to Buyer at the point of delivery.
     For delivery locations other than lease/unit delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the delivery facility designated by the Seller to the Buyer’s carrier. If delivery is by in-line transfer, delivery of the crude oil to the Buyer shall be effected at the particular pipeline facility designated in this Agreement. Title to and risk of loss of the crude oil shall pass from the Seller to the Buyer upon delivery.
L. Term: Unless otherwise specified in the Special Provisions, delivery months begin at 7:00 a.m. on the first day of the calendar month and end at 7:00 a.m. on the first day of the following calendar month.
M. Governing Law: This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Texas.
N. Necessary Documents: Upon request, each party agrees to furnish all substantiating documents incident to the transaction, including a Delivery Ticket for each volume delivered and an invoice for any month in which the sums are due.
O. Waiver: No waiver by either party regarding the performance of the other party under any of the provisions of this Agreement shall be construed as a waiver of any subsequent performance under the same or any other provisions.
P. Assignment: Neither party shall assign this Agreement or any rights hereunder without the written consent of the other party unless such assignment is made to a person controlling, controlled by or under common control of assignor, in which event assignor shall remain responsible for nonperformance.
Effective January 1, 1993
Supersedes November 1983 General Provisions

Q. Entirety of Agreement: The Special Provisions and these General Provisions contain the entire Agreement of the parties; there are no other promises, representations or warranties. Any modification of this Agreement shall be by written instrument. Any conflict between the Special Provisions and these General Provisions shall be resolved in favor of the Special Provisions. The section headings are for convenience only and shall not limit or change the subject matter of this Agreement.
R. Definitions: When used in this Agreement, the terms listed below have the following meanings:
     “API” means the American Petroleum Institute.
     “ASME” means the American Society of Mechanical Engineers.
     “ASTM” means the American Society for Testing Materials.
     “Barrel” means 42 U.S. gallons of 231 cubic inches per gallon corrected to 60 degrees Fahrenheit.
     “Carrier” means a pipeline, barge, truck, or other suitable transporter of crude oil.
     “Crude Oil” means crude oil or condensate, as appropriate.
     “Day,” “month,” and “year” mean, respectively, calendar day, calendar month, and calendar year, unless otherwise specified.
     “Delivery Ticket” means a shipping/loading document or documents stating the type and quality of crude oil delivered, the volume delivered and method of measurement, the corrected specific gravity, temperature, and S&W content.
     “Invoice” means a statement setting forth at least the following information: The date(s) of delivery under the transaction; the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the term(s) of payment.
     “S&W” means sediment and water.
Effective January 1, 1993
Supersedes November 1983 General Provisions

Amendments to
ConocoPhillips 1993 General Provisions for Domestic Crude Oil Agreements
Effective August 1, 2009
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E. Force Majeure: Except for payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, acts in furtherance of the International Energy Program, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party. Neither party shall be required to supply substitute quantities from other sources of supply. Failure to perform due to events of Force Majeure shall not extend the term of this Agreement; except the extent necessary to comply with the provisions of Section J (“Buy/Sell and Exchange Balancing”). The party affected by a force majeure situation (the “Affected Party”) shall take commercially reasonable steps to ameliorate the cause of such force majeure event to enable it to resume performance during the term of this Agreement.
In addition to the above, and in the event substantially similar volumes are intended to be bought and sold or exchanged under this Agreement, the parties shall have the rights and obligations set forth in the circumstances described below:
     (1) If, because of Force Majeure, the Affected Party is unable to deliver part or all of the quantity of crude oil which it is obligated to deliver under this Agreement, the other party shall have the right, but not the obligation, to reduce its deliveries of crude oil under this Agreement to match the volume actually delivered by the Affected Party.
     (2) If, because of Force Majeure, the Affected Party is unable to take part or all of the quantity of crude oil which it is obligated to take under this Agreement, the other party shall have the right, but not the obligation, to reduce its receipts of crude oil under this Agreement to match the volume actually taken by the Affected Party.
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J   Buy/Sell and Exchange Balancing: The terms of this Section J shall only apply to this Agreement if substantially similar volumes are intended to be bought and sold or exchanged under this Agreement:
     (1) Each party shall be responsible for maintaining the volumes bought and sold or exchanged in balance on a month-to-month basis, as near as reasonably possible.
     (2) If, for any reason (including events of force majeure), a party complies with the requirements of Section J(1) but fails to deliver or accept delivery of the contractually specified volume during any month (an “Imbalance Month”), then the
Effective January 1, 1993
Supersedes November 1983 General Provisions

party that delivered the lesser volume during the Imbalance Month (the “Underdelivering Party”) shall deliver to the other party a volume of crude oil equal to the difference between (a) the volume delivered by the Underdelivering Party during the Imbalance Month, and (b) the volume delivered by the other party during the Imbalance Month (such difference being the “Imbalance Volume”). The Imbalance Volume shall be delivered as soon after the Imbalance Month as is reasonably practicable it being understood that the parties shall endeavor to cause the Imbalance Volumes confirmed by the 20th day of the Imbalance Month to be delivered during the immediately following calendar month, and the Imbalance Volumes confirmed after the 20th day of the Imbalance month to be delivered during the second calendar month after the Imbalance Month, except to the extent prevented by a new or continued event of force majeure.
     (3) When a party fails to deliver or accept delivery of the contractually specified volume during an Imbalance Month due to an event of force majeure, if the Imbalance Volume has not been delivered before the end of the second calendar month after the Imbalance Month, and if no other resolution of the Imbalance Volumes has been agreed between the Parties, during the third month after the Imbalance Month, the Underdelivering Party shall deliver, and the other party shall take, an amount of crude oil equal to the Imbalance Volume, and such delivery shall be of the same type of crude oil, at the same location and (except as provided in Section J(4) below) at the same price as the crude oil received by the Underdelivering Party during the Imbalance Month.
     (4) To the extent that an Imbalance Volume is delivered after the Imbalance Month, and except as provided in the Special Provisions of this Agreement: (1) if the price specified in this Agreement is a fixed price or a formula price based on the price of crude oil on a date or during a specified range of dates (e.g., “April 12, 2009,” or “April 12-19, 2009”), the price of the Imbalance Volumes shall be equal to such price without regard to the month of actual delivery; and (2) if the price specified in this Agreement is a formula price based on the price of crude oil on a date or during a range of dates that is not tied to a specific date or range of dates (e.g., “bill of lading date,” “month of delivery,” “NYMEX trade month” or “calendar month average”), the price for the Imbalance Volumes will be calculated according to such formula for the actual month the Imbalance volume is delivered.
(5) The foregoing notwithstanding, the obligation of either party to deliver or take an Imbalance Volume less than 1000 barrels at the end of this Agreement shall be excused.
Effective January 1, 1993
Supersedes November 1983 General Provisions